Exhibit I(6)

August 12, 2008

MML Series Investment Fund

1295 State Street

Springfield, MA 01111

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 67 (the “Amendment”) to the Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, by MML Series Investment Fund (the “Trust”) for the registration of an indefinite number of Service Class and Service Class I shares of beneficial interest of the Trust’s Funds (each, a “Fund” and, collectively, the “Funds”) listed on Exhibit A hereto (the “Shares”).

We are familiar with the actions taken by the Trust’s Trustees to authorize the issuance of the Shares. We have examined copies of the votes of the Trust’s Trustees, the Trust’s Agreement and Declaration of Trust, as amended and restated (the “Agreement and Declaration of Trust”), and Bylaws, as amended and restated, each as certified to us by an Assistant Secretary of the Trust. We have also examined such other documents as we have considered necessary for the purpose of this opinion.

In addition, we have examined the form of an Amendment to the Agreement and Declaration of Trust contemplating the issuance of shares by the Funds in multiple classes (the “Proposed Amendment”). You have instructed us to assume, without inquiry, that the Proposed Amendment will have been duly authorized and approved by all requisite Trustee and shareholder action and will be in full force and effect before the issuance of any of the Shares.

We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Trust has been duly organized and is a validly existing unincorporated association under and by virtue of the laws of The Commonwealth of Massachusetts; and

- 2 -	August 12, 2008

2.	The Trust will be, upon the effectiveness of the Proposed Amendment, authorized to issue an unlimited number of Shares of each Fund, and when such Shares have been duly issued and sold, they will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or any officer or officers of the Trust. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her agreements, acts or omissions or for some other reason, the shareholder or former shareholder shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of shares of which he or she is or was a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

EXHIBIT A

LIST OF FUNDS AND SHARE CLASSES

Service Class Shares

MML Large Cap Value Fund

MML Growth Equity Fund

MML NASDAQ-100® Fund

MML Small Cap Growth Equity Fund

MML Emerging Growth Fund

MML Asset Allocation Fund

MML Equity Income Fund

MML Income & Growth Fund

MML Growth & Income Fund

MML Blue Chip Growth Fund

MML Large Cap Growth Fund

MML Mid Cap Value Fund

MML Mid Cap Growth Fund

MML Small/Mid Cap Value Fund

MML Small Cap Index Fund

MML Foreign Fund

MML Conservative Allocation Fund

MML Balanced Allocation Fund

MML Moderate Allocation Fund

MML Growth Allocation Fund

MML Aggressive Allocation Fund

Service Class I Shares

MML Equity Index Fund

MML Concentrated Growth Fund

MML Global Fund